Exhibit 99.1

VERUS INTERNATIONAL SECURES RETAIL LICENSE AGREEMENT WITH NATIONAL HOCKEY LEAGUE AND PROVIDES OPERATIONAL UPDATE

Gaithersburg, MD – August 25, 2020 – Verus International, Inc. (“Verus” or the “Company”) (OTCQB: VRUS) is pleased to announce that its Big League Foods (“BLF”) division has secured a retail license agreement with the National Hockey League (“NHL”) to produce NHL-themed chocolate, gum, gummies and other confectionary products. Under this agreement, BLF now has the rights to feature the names, nicknames, slogans, symbols, logos, emblems, insignia, colors, and uniform designs of each of the member teams of the NHL. The initial product line will include themed candy products similar in concept to BLF’s candy line designed for Major League Baseball (“MLB”).

Included in this license, the Company has the rights to also utilize other NHL logos and events, such as the Conference and Division names, the name and likeness of the Stanley Cup, the NHL logo, insignia related to the NHL All-Star Game, the NHL Winter Classic, the NHL Stadium Series, the NHL Heritage Classic, certain characters and/or mascots, and vintage NHL Marks.

BLF will provide additional details on the launch timing as production schedules are developed for the NHL-branded candy. The disruption of traditional sports seasons had a major impact on retailers during 2020, due to the difficulty of scheduling products to coincide with professional sports calendars. Professional leagues anticipate a return to more predictable scheduling soon, which should enable retailers to return to historical buying patterns. BLF continues to work with other professional sports organizations to develop timelines for licensing agreements, with a focus on professional basketball and football as the next target leagues. The Company is maintaining active conversations with all of the major sports leagues in North America and anticipates additional licensing agreements in the future.

“We are excited to secure our second professional sports league and look forward to developing an exciting line of products for the NHL,” explained Verus CEO Anshu Bhatnagar. “Today’s agreement marks the second stage in our goal to secure licensing agreements with all of the major professional sports. Our strategy is to become a one-stop source for professional sports branded candy products, with the ability to provide retailers with access to seasonal items to match each professional sport. This would give us a year-round presence in each retail customer, anchoring us as a preferred vendor and opening the door to new product introductions. The quality of our MLB products generated significant interest in the licensing departments at both the league and team office levels, so we are confident that we can secure additional licensing agreements in the future.”

Operational Update

Due to the growing international nature of our business, Verus is also announcing that it has appointed RBSM LLP (“RBSM”) as the Company’s independent registered public accounting firm. RBSM is a certified public accounting firm with operating offices in major cities in the United States, Europe, and Asia, including Mumbai, India.

“We appreciate the role that Assurance Dimensions has served as the Company’s independent registered public accounting firm during our early years as a public company, but our appointment of RBSM was a decision based on the increasing work load and time requirements connected to our international business,” explained CEO Bhatnagar. “RBSM has a deep international team and an office in India, so this is a natural evolution to a firm with a broader presence in the places where we plan to expand our business. International accounting adds an extra measure of time to preparing our financials, so working with a firm that has staff in the geographies and time zones where we operate will be even more essential as our business grows.”

About Verus International

Verus is a global, emerging multi-line consumer packaged goods (CPG) company developing branded product lines in the U.S. and on a global basis. The Company trades on the OTC market (OTCQB: VRUS). Investors can find real-time quotes and market information for the Company on www.otcmarkets.com. Additional information is also available at the Company’s website, www.verusfoods.com, and via the official Twitter feed @Verus_Foods, the Big League Foods subsidiary Twitter feed @BigLeagueFoods and the Pachyderm Labs subsidiary Twitter feed @PachydermLabs.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results could differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts

Investor Contact:
MKR Group Inc.
Todd Kehrli or Mark Forney

vrus@mkr-group.com